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                                                                   EXHIBIT 10.23

                                  STAPLES, INC.

                      LONG TERM CARE INSURANCE PLAN SUMMARY

INTRODUCTION

This plan provides you with long-term care insurance coverage which is fully paid by the company while you remain an employee of Staples. The coverage includes a maximum daily benefit of $150 per day, $54,750 per year, adjusted annually. Your participation begins the 1st calendar quarter following 6 months of service. There is a 90-day elimination period and an initial policy limit of $273,750, also adjusted annually. Voluntary coverage can be purchased for a spouse, domestic partner, children, grandparents/in-laws and/or parents/in-laws at favorable rates. This coverage is underwritten by John Hancock Life Insurance Company and the plan name is John Hancock Custom Care II. For a more comprehensive description of your policy benefits refer to the Outline of Coverage.

INITIAL DAILY BENEFIT AMOUNT: $150

The daily benefit amount is the maximum daily reimbursement level your policy will pay for covered expenses at home, in an adult day care center, assisted living facility or nursing home.

BENEFIT PERIOD: 5 YEARS

The benefit period is the initial minimum period of time your benefits will last. Any unused benefits remain in your policy for future use.

INITIAL POLICY LIMIT: $273,750

The policy limit is the total pool of money available to pay for your covered expenses. This is equal to the daily benefit multiplied by the number of days in your benefit period.

ELIMINATION PERIOD: 90 DAYS

The elimination period is similar to a deductible - it is the number of days you pay for long term care before the policy begins to pay for eligible expenses. The elimination period need only be satisfied once during the life of your policy.

INFLATION PROTECTION: 5%/3% COMPOUND INFLATION

To keep up with the rapidly increasing costs of long term care services, each year your daily benefit will automatically increase by 5% and the policy limit will increase by 3% on an annual compound basis.

DOUBLE COVERAGE FOR ACCIDENT BENEFIT:

This is a built-in feature that will reimburse for actual expenses incurred up to two times the current daily benefit for the duration of the claim (or until depletion of the total policy limit) when your claim is a result of an accidental injury that occurs prior to age 65.

QUALIFICATIONS FOR BENEFITS

You may receive benefits under the policy when you need substantial (stand-by or hands-on) assistance with at least two activities of daily living, which include bathing, continence, dressing, transferring, toileting and eating - or when you need substantial supervision due to a cognitive impairment. The policy covers skilled, intermediate and custodial care received at home, in an adult day care center, assisted living facility or nursing facility.

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As with all tax-qualified long term care insurance policies, a licensed health care practitioner must certify that you need substantial assistance with the activities of daily living for a period expected to last 90 days, or that you need substantial supervision due to a cognitive impairment.